EXHIBIT 99.1

CPI Corp.
news for immediate release                 FOR RELEASE May 4, 2012

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES 2011 FOURTH-QUARTER RESULTS

ST. LOUIS, May 4, 2012 - CPI Corp. (OTCQX: CPIC) today reported results for the fiscal 2011 fourth quarter ended February 4, 2012.

•	Fiscal 2011 fourth-quarter net sales declined 17% to $107.1 million from $128.9 million in the prior-year fourth quarter.

◦	Fourth-quarter PictureMe Portrait Studio® brand comparable store sales, described herein, decreased 17% versus the same period last year.

◦	Fourth-quarter Sears Portrait Studio brand comparable store sales, described herein, decreased 17% versus the same period last year.

◦	Fourth-quarter Kiddie Kandids® comparable store sales, described herein, decreased 21% versus the same period last year.

◦	Bella Pictures® operations contributed $1.2 million in net sales in the fourth quarter of 2011.

•	Fiscal 2011 fourth-quarter Adjusted EBITDA declined to $14.7 million from $28.0 million in the prior-year fourth quarter due to comparable store sales declines, offset in part by cost reductions.

•	Full-year Adjusted EBITDA declined to $14.0 million in fiscal 2011 versus $41.5 million in the prior year.

•
Fiscal 2011 fourth-quarter diluted EPS declined to a loss of ($6.24) per share compared with earnings of $2.06 per share in the prior-year period primarily due to comparable store sales declines, tax-related valuation allowances and asset impairment charges.

•
Full-year diluted EPS declined to a loss of ($8.06) per share in fiscal 2011 from earnings of $1.64 per share in the prior year, primarily due to comparable store sales declines, tax-related valuation allowances ($29.6 million), asset impairment charges ($30.7 million), litigation costs, severance and certain integration costs.

Commenting on the fourth quarter, James Abel, interim president and chief executive officer said, “Without question, we are extremely disappointed with our 2011 financial results and current liquidity challenges. We are in active discussions with our lenders to secure additional borrowing capacity and are aggressively pursuing operational changes. We remain steadfast in our commitment to our customers and expect to continue introducing new products to meet their needs."
“Since I stepped into this interim leadership role on February 9, we have significantly reshaped our store portfolio to weed out studios that were underperforming. We plan to continue realigning and effectively managing our asset base to improve the return on our investments. Similarly, we plan to be equally vigilant in our examination of all other aspects of our business to manage all performance variables within our control as we look to restore profitability and growth at CPI,” he said.

Liquidity

In late third quarter and continuing through the fourth quarter of fiscal 2011, the Company experienced lower than expected sales which has continued into the current fiscal year. As a result of profit shortfalls in the third quarter, and noncompliance with the leverage ratio covenant (as defined, Total Funded Debt to EBITDA) we entered into an amendment (the "Amendment") to the Credit Agreement (the “Credit Agreement”) on December 16, 2011, which suspended the leverage ratio test for the quarter ended November 12, 2011; reduced the revolving commitment from $105 million to $90 million; and suspended dividend and other restricted payments, including share repurchases.

The Company's primary sources of liquidity have historically been cash flows from operations and the borrowing capacity available under its Credit Agreement. Its business is highly seasonal, with significant operating cash flow historically being generated in the fiscal fourth quarter. The reduction in available borrowing capacity resulting from the Amendment coupled with a significant reduction in earnings and operating cash flow, which is largely attributable to lower than expected sales during in the fourth quarter and continuing into the current year, has resulted in significant liquidity challenges for the Company. We incurred a net loss of $56.7 million for the fiscal year ended February 4, 2012, which included significant impairment, restructuring and other related charges, and used $5.7 million of cash for operations. As of February 4, 2012, our current liabilities of $116.5 million (including $74 million due under our Credit Agreement) exceed our current assets of $25.3 million, and there is a total stockholders' deficit of $58.8 million. As of February 4, 2012, we are not in compliance with our covenants under the Credit Agreement, and such noncompliance continues to exist as of today..

Additional liquidity through cash flows from operations, additional borrowing capacity under its Credit Agreement, or a combination of both, is needed to satisfy the Company's cash flow needs in fiscal 2012, to meet debt service obligations as they come due under the Credit Agreement, and to provide for any necessary capital maintenance spending to support operations. The Company is in active discussions with its lenders to obtain both a short-term financial debt covenant compliance waiver to cure the existing default, as well as further amendments to the Credit Agreement to avoid a subsequent default, and to increase the borrowing capacity under the lending arrangement. There can be no assurances that the lenders will grant such waivers or agree to amendments on commercially reasonable terms, if at all. If the Company's debt is accelerated and it is unable to obtain other adequate financing, the Company's existing assets are not sufficient to repay its debt in full.

The Company's consolidated financial statements have been prepared assuming that it will continue as a going concern; however, the conditions noted above raise substantial doubt about the Company's ability to do so. While the consolidated financial statements reflect significant asset impairment and tax valuation allowances for fiscal 2011, they do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount of and classification of liabilities that may result should the Company be unable to continue as a going concern.

Fourth-Quarter 2011 Results
Net sales for the fourth quarter of fiscal 2011 decreased 17% to $107.1 million from the $128.9 million reported in the fiscal 2010 fourth quarter.  Net sales for the 2011 fourth quarter were negatively impacted by net revenue recognition change ($1.9 million) and positively impacted by Bella Pictures® sales ($1.0 million) and other items ($0.2 million).  Excluding the above impacts, comparable same-store sales in the quarter decreased approximately 17%.

Net loss for the fourth quarter in fiscal 2011 was ($43.9) million or ($6.24) per diluted share, compared with net income of $14.9 million, or $2.06 per diluted share, reported for the fourth quarter of fiscal 2010. Fourth-quarter results were significantly affected by comparable store sales declines, asset impairment charges and tax-related valuation allowances, as well as the Bella Pictures® operations net loss of ($3.1) million in the fourth quarter of 2011. Foreign currency translation effects did not have a material impact on the Company's results in the fourth quarter of 2011. Adjusted EBITDA declined to $14.7 million in the fourth quarter of 2011 from $28.0 million in the prior-year fourth quarter due to comparable store sales declines and an EBITDA loss from Bella Pictures®, offset in part by cost reductions.

Net sales from the Company's PictureMe Portrait Studio® (PMPS) brand, on a comparable same-store basis, excluding impacts of net revenue recognition change and other items totaling ($1.0) million, decreased 17% in the fourth quarter of 2011 to $49.0 million from $59.4 million in the fourth quarter of 2010.  The decrease in PMPS sales for the fourth quarter was the result of a 15% decrease in the number of sittings and a 3% decrease in the average sale per customer sitting.

Net sales from the Company's Sears Portrait Studio (SPS) brand, on a comparable same-store basis, excluding impacts of net revenue recognition change, studio closures and other items totaling ($1.8) million, decreased 17% in the fourth quarter of 2011 to $43.0 million from $51.8 million in the fourth quarter of 2010.  The decrease in SPS sales for the fourth quarter was the result of a 12% decline in the average sale per customer sitting and a 6% decline in the number of sittings.

Net sales from the Company's Kiddie Kandids® (KK) studio operations, on a comparable same-store basis, excluding impacts of other items totaling $0.3 million, decreased 21% in the fourth quarter of 2011 to $6.8 million from $8.7 million in the fourth quarter of 2010.  The decrease in KK sales for the fourth quarter was the result of a 13% decline in average sale per customer sitting and a 10% decline in the number of sittings.

The Bella Pictures® operations contributed approximately $1.2 million in net sales in the fourth quarter of 2011.

Cost of sales, excluding depreciation and amortization expense, increased to $8.8 million in the fourth quarter of 2011, from $8.4 million in the fourth quarter of 2010 primarily due to incremental costs associated with the Bella® operations of $1.2 million, offset in part by lower overall production levels and a change in product mix.

Selling, general and administrative (SG&A) expenses declined to $83.7 million in the fourth quarter of 2011, from $92.5 million in the fourth quarter of 2010, primarily due to net reductions in studio, field and corporate employment costs attributable to fewer operating hours, restructuring and lower bonus and incentive payouts, lower host commission expense due to lower sales levels, and reduced advertising and employee insurance costs. These decreases were offset in part by costs incurred by the Bella Pictures® operations, which increased SG&A expense by $1.8 million in the 2011 fourth quarter.

Depreciation and amortization expense was $3.2 million in the fourth quarter of 2011 compared with $3.9 million in the fourth quarter of 2010.  Depreciation expense decreased as a result of the full depreciation of certain digital assets throughout fiscal 2010, offset in part by an increase related to Bella Pictures® assets of $0.1 million.

Impairment charges in the fourth quarter of 2011 were $30.7 million and consisted of $13.6 million, $12.1 million and $5.0 million in charges related to the impairment of certain long-lived property and equipment, goodwill, and certain intangible long-lived assets, respectively.

In the fourth quarter of 2011, the Company recognized $1.2 million in other charges, compared with $2.2 million in the fourth quarter of 2010.  The current-quarter amounts include costs incurred in connection with the acquisition of assets from Bella Pictures, Inc. of $0.8 million and certain one-time expenditures related to strategic matters.  The prior-year charges included certain litigation costs, costs incurred in connection with the acquisition of assets of Bella Pictures, Inc. of $0.2 million and severance costs.

Interest expense increased to $1.0 million in the fourth quarter of 2011, from $0.6 million in the fourth quarter of fiscal 2010 primarily due to higher average borrowings, partially offset by favorable interest rates.

Income tax expense was $22.6 million and $6.5 million in the fourth quarters of 2011 and 2010, respectively.  The resulting effective tax rates were (106.0%) and 30.4% in 2011 and 2010, respectively.  Income tax expense was recorded in 2011 primarily due to the establishment of valuation allowances against the Company's deferred tax assets as a result of the Company's cumulative and projected losses as of February 4, 2012.

Fiscal 2011 Full-Year Results
For the fiscal year ended February 4, 2012, the Company reported that net sales decreased 11% to $361.7 million from the $407.0 million reported in fiscal year 2010.  Excluding the positive impacts of net store openings ($7.5 million), Bella Pictures® sales ($6.7 million), foreign currency translation ($1.5 million), e-commerce ($1.4 million) and net revenue deferral related to the loyalty programs ($900,000), and other items with negative impacts totaling ($400,000), comparable same-store sales decreased approximately 15% from the prior year.

Net loss in fiscal 2011 was ($56.7) million or ($8.06) per diluted share, compared with net income of $11.9 million, or $1.64 per diluted share, reported for fiscal 2010. Fiscal 2011 results were significantly affected by comparable store sales declines, asset impairment charges and tax-related valuation allowances, as well as the Bella Pictures® operations net loss of ($7.8) million for fiscal 2011. Foreign currency translation effects did not have a material impact on the Company's results in 2011. Adjusted EBITDA declined to $14.0 million in fiscal 2011 from $41.5 million in the prior-year due to comparable store sales declines and an EBITDA loss from Bella Pictures®, offset in part by cost reductions.

Net sales from the Company’s PMPS brand, on a comparable same-store basis, excluding impacts of revenue deferral related to the loyalty program, foreign currency translation, e-commerce, net revenue recognition change and other items, totaling $2.0 million, decreased 14% in fiscal 2011 to $180.1 million from $210.5 million in fiscal 2010.  The decrease in PMPS sales performance in 2011 was the result of a 15% decline in the number of sittings. The average sale per customer sitting remained flat.

Net sales from the Company’s SPS brand, on a comparable same-store basis, excluding impacts of store closures, e-commerce and other items, totaling ($1.9 million), decreased 16% in fiscal 2011 to $142.4 million from $170.3 million in fiscal 2010.  The decrease in SPS sales in 2011 was the result of a 10% decline in average sale per customer sitting and an 8% decline in the number of sittings.

Net sales from the Company’s KK brand, on a comparable same-store basis, excluding impacts of store openings, net revenue recognition change and other items, totaling $8.9 million, decreased 23% in fiscal 2011 to $16.0 million from $20.6 million in fiscal 2010.  The decrease in KK sales in 2011 was the result of a 13% decline in average sale per customer sitting and an 11% decline in the number of sittings.

The Bella Pictures® operations contributed approximately $6.8 million in net sales in fiscal 2011.

Cost of sales, excluding depreciation and amortization expense, increased to $29.6 million in fiscal 2011 from $28.3 million in fiscal 2010.  The increase was principally attributable to incremental costs associated with the Bella Pictures® operations of $4.8 million, offset in part by lower overall production levels and a change in product mix.

Selling, general and administrative (SG&A) expenses decreased 6% to $318.3 million in fiscal 2011 from $337.2 million in fiscal 2010 primarily due to net reductions in studio, field and corporate employment costs attributable to fewer operating hours, restructuring and bonus and incentive payouts, lower host commission expense due to lower sales levels, reduced advertising and employee insurance costs and decreased expense amortized as the result of a lower level of stock-based compensation performance awards made for the 2010 fiscal year. These decreases were offset significantly by costs incurred in connection with the Bella Pictures® operations, which increased SG&A expense by $6.6 million in fiscal 2011, an increase in rent expense of $1.2 million attributable to new studios, and an increase in payroll tax expense as the result of increases in state unemployment tax rates.

Depreciation and amortization expense was $15.7 million in fiscal 2011 compared with $18.0 million in 2010. This decrease was primarily the result of the full depreciation of certain digital assets throughout fiscal 2010, offset in part by an increase related to Bella Pictures® assets of $1.0 million and Kiddie Kandids® assets.

Impairment charges in 2011 were $30.7 million and consisted of $13.6 million, $12.1 million and $5.0 million in charges related to the impairment of certain long-lived property and equipment, goodwill, and certain intangible long-lived assets, respectively. The prior year charge of $1.9 million relates to the write-down of a facility's asset value.

In fiscal 2011, the Company recognized $7.6 million in other charges, compared with $3.2 million in fiscal 2010. The current year amount includes costs incurred in connection with the acquisition of assets of Bella Pictures, Inc. of $1.5 million, the opening of studios in Portrait Gallery from Bella® of $1.4 million, severance costs of $1.7 million and certain litigation costs of $2.2 million. The prior year charge includes a $1.1 million write-off of debt fees, costs incurred in connection with the Kiddie Kandids® asset acquisition and certain litigation costs.

Net interest expense was $3.5 million in fiscal 2011 compared with $3.8 million in fiscal 2010.  The decrease is primarily a result of favorable interest rates.

Income tax expense was $13.1 million and $3.4 million in fiscal 2011 and 2010, respectively.  The resulting effective tax rates were (30%) and 22% in fiscal 2011 and 2010, respectively.  The change in the effective tax rate in fiscal 2011 was primarily due to the establishment of valuation allowances against the Company's deferred tax assets as a result of the Company's cumulative and projected losses as of February 4, 2012.

Studio Closures
Subsequent to the 2011 fiscal year end, through today, the Company closed 349, 5 and 125 underperforming PMPS, SPS and KK studios, respectively. The determination to close the PMPS studio locations, 4 of the SPS studios (free-standing) and 22 of the KK studio locations was the result of an in-depth analysis by the Company of its portfolio in an effort to focus resources in a manner that will generate the greatest long-term shareholder value. The decision to close the additional 103 KK studio locations was the result of certain minimum sales requirements not being met as stipulated by the host agreement with Toys “R” Us.

In connection with the above studio closings, the Company expects to recognize approximately $2.2 million in total exit costs in the first fiscal quarter of 2012. These exit costs included $1.3 million in closure costs, including employee severance, and $0.9 million related to certain lease obligations. The Company expects to incur an additional $0.3 million during 2012 related to the above studio closures.

Common Stock Trading
Effective February 9, 2012, the Company's common stock began trading on the OTCQX marketplace under the symbol "CPIC". The Company transitioned to the OTCQX marketplace after trading of its common stock was delisted from the NYSE because the Company fell below an average market capitalization of $15 million over a consecutive 30-trading-day period, a minimum threshold for continued NYSE listing.

Preliminary First-Quarter Net Sales
The Company's preliminary comparable same-store net sales on a point-of-sale basis for the first 12 weeks of fiscal 2012 declined 19% to $64.8 million from $80.5 million in the same period last year.

Conference Call/Webcast
Pending ongoing discussions with its lenders, the Company has postponed its regular quarterly conference call and audio webcast. Management anticipates resuming the call after the first quarter of fiscal 2012.

CPI Corp. uses the Investor Relations page of its website at http://www.cpicorp.com to make information available to its investors and the public. You can sign up to receive e-mail alerts whenever the Company posts new information to the website.

About CPI Corp.
For more than 60 years, CPI Corp. has been dedicated to helping customers conveniently create cherished photography portrait keepsakes that capture a lifetime of memories. Headquartered in St. Louis, Missouri, CPI Corp. provides portrait photography services at more than 2,500 locations in the United States, Canada, Mexico and Puerto Rico and offers on location wedding photography and videography services through an extensive network of contract photographers and videographers. CPI's digital format allows its studios and on location business to offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait - all for an affordable price.

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company identifies forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook with respect to the integration of the Bella Pictures® business, portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments, capital expenditures and other similar statements, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.

Such risks include, but are not limited to: the Company's need to obtain additional cash to fund its business operations, the Company's breach of its debt covenants under its revolving credit facility, the Company's dependence on Walmart, Sears and Toys “R” Us, the approval of the Company’s business practices and operations by Walmart, Sears and Toys “R” Us, the termination, breach, limitation or increase of the Company's expenses by Walmart under the lease and license agreements and Sears and Toys “R” Us under the license agreements, restrictions on the Company’s business imposed by agreements governing its debt, the inability of the Company to pay dividends, the integration of the Bella Pictures® operations into the Company and the continued development and operation of the Bella Pictures® business, customer demand for the Company's products and services, the development and operation of the Kiddie Kandids® business, the economic environment and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to the pension plan and the impact of foreign currency translation.

The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CPI CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)
(unaudited)

	12 Weeks Ended		52 Weeks Ended
	February 4, 2012	February 5, 2011	February 4, 2012	February 5, 2011
Net sales	$107.149	$128,949	$361,676	$407,035

Cost and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	8,824	8,409	29,580	28,263
Selling, general and administrative expenses	83,650	92,532	318,317	337,240
Depreciation and amortization	3,229	3,874	15,651	17,962
Impairments	30,698	—	30,698	1,871
Other charges	1,231	2,203	7,576	3,221
	127,632	107,018	401,822	388,557

(Loss) income from operations	(20,483)	21,931	(40,146)	18,478

Interest expense, net	972	634	3,534	3,843
Other income (expense), net	102	90	(109)	679

(Loss) income from operations before income tax expense	(21,353)	21,387	(43,789)	15,314

Income tax expense	22,628	6,496	13,078	3,413

Net (loss) income	(43,981)	14,891	(56,867)	11,901
Net loss attributable to noncontrolling interest	(43)	(7)	(182)	(7)

NET (LOSS) INCOME ATTRIBUTABLE TO CPI CORP.	$(43,938)	$14,898	$(56,685)	$11,908

NET (LOSS) INCOME PER COMMON SHARE

Net (loss) income per common share attributable to CPI Corp. - diluted	$(6.24)	$2.06	$(8.06)	$1.64

Net (loss) income per common share attributable to CPI Corp. - basic	$(6.24)	$2.07	$(8.06)	$1.64

Weighted average number of common and common equivalent shares outstanding - diluted	7,038	7,245	7,029	7,272

Weighted average number of common and common equivalent shares outstanding - basic	7,038	7,208	7,029	7,257

...more

CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)
(unaudited)

	12 Weeks Ended		52 Weeks Ended
	February 4, 2012	February 5, 2011	February 4, 2012	February 5, 2011

Capital Expenditures	$869	$1,362	$8,832	$13,490

EBITDA is calculated as follows:
Net (loss) income attributable to CPI Corp.	(43,938)	14,898	(56,685)	11,908
Income tax expense	22,628	6,496	13,078	3,413
Interest expense, net	972	634	3,534	3,843
Depreciation and amortization	3,229	3,874	15,651	17,962
Impairments	30,698	—	30,698	1,871
Other non-cash charges, net	7	(3)	25	1,257

EBITDA (1) & (5)	$13,596	$25,899	$6,301	$40,254

Adjusted EBITDA (2)	$14,718	$28,015	$13,961	$41,539

EBITDA margin (3)	12.69%	20.08%	1.74%	9.89%

Adjusted EBITDA margin (4)	13.74%	21.73%	3.86%	10.21%

(1) EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

EBITDA	$13,596	$25,899	$6,301	$40,254
EBITDA adjustments:
Litigation costs	21	1,461	2,210	1,461
Severance and related costs	(12)	235	1,690	538
Portrait Gallery costs	56	—	1,358	—
Bella Pictures Acquisition costs	466	472	1,545	472
Translation loss (gain)	(109)	(77)	84	(803)
Other transition-related costs - PCA Acquisition	45	45	202	393
Kiddie Kandids integration costs	136	72	204	1,250
Early termination fees	—	(24)	—	(504)
Gain on sale of property and equipment	—	—	(214)	(1,473)
Other	519	(68)	581	(49)

Adjusted EBITDA	$14,718	$28,015	$13,961	$41,539

(3) EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.
(4) Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.
(5) As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flows from continuing operations follows:

	12 Weeks Ended		52 Weeks Ended
	February 4, 2012	February 5, 2011	February 4, 2012	February 5, 2011

EBITDA	$13,596	$25,899	$6,301	$40,254
Income tax expense	(22,628)	(6,496)	(13,078)	(3,413)
Interest expense, net	(972)	(634)	(3,534)	(3,843)
Adjustments for items not requiring cash:
Deferred income taxes	21,623	5,166	10,939	748
Deferred revenues and related costs	(4,722)	(5,474)	(2,114)	(441)
Other, net	239	950	3,159	1,497
Decrease (increase) in current assets	9,094	8,636	1,402	2,203
Increase (decrease) in current liabilities	(11,051)	(5,886)	(7,466)	540
Increase (decrease) in current income taxes	1,171	958	(1,314)	1,522

Cash flows from continuing operations	$6,350	$23,119	$(5,705)	$39,067

...more

CPI CORP.
CONSOLIDATED BALANCE SHEETS
FEBRUARY 4, 2012 AND FEBRUARY 5, 2011
(In thousands)
(unaudited)

	February 4, 2012	February 5, 2011
Assets

Current assets:
Cash and cash equivalents	$8,524	$5,363
Other current assets	16,811	24,726
Net property and equipment	17,801	35,998
Intangible assets	40,208	60,736
Other assets	11,186	16,977

Total assets	$94,530	$143,800

Liabilities and stockholders' (deficit) equity

Current liabilities	$116,504	$49,203
Long-term debt obligations	—	48,900
Other liabilities	36,839	31,427
Stockholders' (deficit) equity	(58,813)	14,270

Total liabilities and stockholders' (deficit) equity	$94,530	$143,800

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